Citigroup Global Markets Holdings Inc.	June 11, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH7964 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

8,100 Callable Fixed Income Securities Due June 14, 2024

Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index®

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer quarterly coupon payments at an annualized rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risk that your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities and possibly zero (excluding the final coupon payment). These risks will depend on the performance of the worst performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® (each, an “underlying index”), as described below. You will be subject to risks associated with each of the underlying indices and will be negatively affected by adverse movements in any one of the underlying indices regardless of the performance of the others. Although you will be exposed to downside risk with respect to the worst performing underlying index, you will not participate in any appreciation of any underlying index or receive any dividends paid on the stocks included in any underlying index.
▪	We have the right to call the securities for mandatory redemption on any potential redemption date prior to the maturity date.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying indices:	Underlying indices	Initial index level*	Downside threshold level**
	Russell 2000® Index	2,335.808	1,401.485
	S&P 500® Index	4,247.44	2,548.464
	Nasdaq-100 Index®	13,998.30	8,398.980
	* For each underlying index, its closing level on the pricing date ** For each underlying index, 60% of its initial index level
Aggregate stated principal amount:	$8,100,000
Stated principal amount:	$1,000 per security
Pricing date:	June 11, 2021
Issue date:	June 16, 2021
Valuation date:	June 11, 2024, subject to postponement if such date is not a scheduled trading day for any underlying index or if certain market disruption events occur with respect to any underlying index
Maturity date:	Unless earlier redeemed by us, June 14, 2024
Coupon payment dates:	September 16, 2021, December 16, 2021, March 16, 2022, June 16, 2022, September 15, 2022, December 15, 2022, March 16, 2023, June 15, 2023, September 14, 2023, December 14, 2023, March 14, 2024 and the maturity date
Coupon:	On each quarterly coupon payment date, unless previously redeemed by us, the securities will pay a coupon equal to 1.00% of the stated principal amount of the securities (4.00% per annum)
Payment at maturity:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final coupon payment):

▪   If the final index level of the worst performing underlying index is greater than or equal to its downside threshold level: $1,000

▪   If the final index level of the worst performing underlying index is less than its downside threshold level:

$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its downside threshold level, you will receive less, and possibly significantly less, than 60% of the stated principal amount of your securities at maturity (excluding the final coupon payment).

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$1,000	$10.00(2)	$987.50
$2.50(3)
Total:	$8,100,000	$101,250.00	$7,998,750.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $972.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $12.50 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $10.00 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $2.50 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-09 dated May 11, 2021   Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

KEY TERMS (continued)
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Potential redemption dates:	The coupon payment dates beginning in September 2021 and ending in March 2024
Early redemption payment:	The stated principal amount of $1,000 per security plus the related coupon payment
Final index level:	For each underlying index, its closing level on the valuation date
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:	The underlying index with the lowest index return
CUSIP / ISIN:	17329FXB5 / US17329FXB56

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

June 2021	PS-2

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Investment Summary

The securities provide an opportunity for investors to earn a quarterly coupon payment, which is an amount equal to $10.00 (1.00% of the stated principal amount) per security. The quarterly coupon payment will be payable quarterly on each coupon payment date and the maturity date.

We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice for an early redemption payment equal to the stated principal amount plus the quarterly coupon payment due on that coupon payment date. Thus, the term of the securities may be limited to three months. If we redeem the securities prior to maturity, you will not receive any additional coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlying indices are performing in a manner that would otherwise have been favorable to you. On the other hand, we will be less likely to redeem the securities when the underlying indices are performing unfavorably from your perspective, including when the final index level of any underlying index is expected to be below its respective downside threshold level, such that you will suffer a significant loss on your initial investment in the securities at maturity. Thus, if we do not redeem the securities prior to maturity, it is more likely that you will suffer a significant loss at maturity.

If the securities have not previously been redeemed by us and the final index level of the worst performing underlying index is greater than or equal to its downside threshold level, you will be repaid the stated principal amount of your securities at maturity and receive the final quarterly coupon payment. However, if the securities have not previously been redeemed by us and the final index level of the worst performing underlying index is less than its downside threshold level, investors will be exposed to the decline in the closing level of the worst performing underlying index, as compared to its initial index level, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the index return of the worst performing underlying index, which means that the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero (excluding the final coupon payment). Regardless of the performance of the worst performing underlying index, investors will receive the final coupon payment on the maturity date.

Investors in the securities must be willing to accept the risk of losing their entire principal. The stated payments on the securities are based solely on the performance of the worst performing of the three underlying indices. As a result, investors will be negatively affected by adverse movements in any one of the underlying indices, regardless of the performance of the others. In addition, investors will not participate in any appreciation of any of the underlying indices.

Key Investment Rationale

The securities offer investors a quarterly coupon payment equal to 1.00% of the stated principal amount with respect to each coupon payment date. The securities may be redeemed by us prior to maturity for the stated principal amount per security plus the applicable quarterly coupon payment and the payment at maturity will vary depending on the final index level of the worst performing underlying index, as follows:

Scenario 1

On any potential redemption date (beginning approximately three months after the issue date), we exercise our right to call the securities.

■     The securities will be redeemed for (i) the stated principal amount plus (ii) the quarterly coupon payment with respect to the related coupon payment date.

■    Investors will not participate in any appreciation of any of the underlying indices from their applicable initial index levels.

Scenario 2

The securities are not redeemed prior to maturity, and the final index level of the worst performing underlying index is greater than or equal to its downside threshold level.

■    You will be repaid the stated principal amount of your securities at maturity plus the quarterly coupon payment.

■    Investors will not participate in any appreciation of any of the underlying indices from their applicable initial index levels.

June 2021	PS-3

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Scenario 3

The securities are not redeemed prior to maturity, and the final index level of the worst performing underlying index is less than its downside threshold level.

■    The payment due at maturity will be, in addition to the final coupon payment, (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the index return of the worst performing underlying index.

■    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

June 2021	PS-4

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

How the Securities Work

The following diagram illustrates potential payments on the securities. The diagram illustrates how to determine the payment at maturity if the securities are not redeemed by us prior to maturity.

Payment at Maturity if No Early Redemption Occurs

For more information about the payment at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-6.

June 2021	PS-5

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Hypothetical Examples

The examples below illustrate how to calculate the payment at maturity on the securities if we do not redeem the securities prior to maturity. You should understand that the term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as three months if we elect to redeem the securities prior to the maturity date, which is not reflected in the examples below. For ease of analysis, figures in the examples below may have been rounded.

The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial index levels of any of the underlying indices or their applicable downside threshold levels, each of which are listed on the cover page of this pricing supplement:

Quarterly coupon payment:	$10.00 (1.00% of the stated principal amount) per security
Hypothetical initial index level:	With respect to the Russell 2000® Index, 2,300.000 With respect to the S&P 500® Index, 4,200.000 With respect to the Nasdaq-100 Index®, 14,000.00
Hypothetical downside threshold level:

With respect to the Russell 2000® Index, 1,380.000, which is 60% of its hypothetical initial index level

With respect to the S&P 500® Index, 2,520.000, which is 60% of its hypothetical initial index level

With respect to the Nasdaq-100 Index®, 8,400.000, which is 60% of its hypothetical initial index level

How to determine the payment at maturity on the securities if we do not elect to redeem the securities prior to maturity:

	Hypothetical final index level of the Russell 2000® Index	Hypothetical final index level of the S&P 500® Index	Hypothetical final index level of the Nasdaq-100 Index®	Hypothetical payment at maturity per security
Example 1	2,530.000 (index return = 10%)	5,040.00 (index return = 20%)	16,100.00 (index return = 15%)	$1,010.00
Example 2	2,415.000 (index return = 5%)	1,680.00 (index return = -60%)	14,000.00 (index return = 0%)	$410.00
Example 3	1,955.000 (index return = -15%)	3,780.00 (index return = -10%)	2,800.00 (index return = -80%)	$210.00

Example 1: In this example, the Russell 2000® Index is the worst performing underlying index. In this scenario, the final index level of the worst performing underlying index is greater than its downside threshold level. Accordingly, at maturity, you would be repaid the stated principal amount of the securities plus the coupon payment of $10.00 per security, but you would not participate in the appreciation of any of the underlying indices even though all of the underlying indices have appreciated from their respective initial index levels.

Example 2: In this example, the S&P 500® Index is the worst performing underlying index. In this scenario, the final index level of the worst performing underlying index is less than its downside threshold level. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 + ($1,000 × the index return of the S&P 500® Index) + the final coupon payment

= $1,000 + ($1,000 × -60%) + $10.00

= $1,000 + -$600 + $10.00

= $410.000

In this scenario, you would receive significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the worst performing underlying index, even though the final index levels of the other underlying indices are greater than their respective downside threshold levels.

Example 3: In this example, the Nasdaq-100 Index® is the worst performing underlying index and its final index level is less than its downside threshold level. Accordingly, at maturity, you would receive a payment per security calculated as follows:

June 2021	PS-6

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Payment at maturity = $1,000 + ($1,000 × the index return of the Nasdaq-100 Index®) + the final coupon payment

= $1,000 + ($1,000 × -80%) + $10.00

= $1,000 + -$800 + $10.00

= $210.000

In this scenario, because the final index level of the worst performing underlying index is less than its downside threshold level, you would lose a significant portion of your investment in the securities, even though the final index levels of the other underlying indices are greater than their respective downside threshold levels.

June 2021	PS-7

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If we do not redeem the securities prior to maturity and the final index level of the worst performing underlying index is less than its downside threshold level, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level, regardless of the performance of the other underlying indices. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. If the final index level of any underlying index is less than its downside threshold level, you will be fully exposed to any depreciation of the worst performing underlying index from its initial index level to its final index level.

▪	The securities are subject to the risks of all of the underlying indices and will be negatively affected if any one of the underlying indices performs poorly, even if the others perform well. You are subject to risks associated with all of the underlying indices. If any one of the underlying indices performs poorly, you will be negatively affected, even if the other underlying indices perform well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one or two could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing underlying index.

▪	You will not benefit in any way from the performance of the better performing underlying indices. The return on the securities depends solely on the performance of the worst performing of the three underlying indices, and you will not benefit in any way from the performance of the better performing underlying indices. The securities may underperform a similar alternative investment linked to a basket composed of the underlying indices, since in such case the performance of the better performing underlying indices would be blended with the performance of the worst performing of the three underlying indices, resulting in a better return than the return of the worst performing of the three underlying indices.

▪	You will be subject to risks relating to the relationship among the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of any underlying index that is not the worst performing of the three underlying indices is not relevant to your return on the securities. It is impossible to predict what the relationship among the underlying indices will be over the term of the securities. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the Nasdaq-100 Index® represents 100 of the largest non-financial companies listed on the Nasdaq Stock Market. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Higher coupon rates are associated with greater risk. The securities offer coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero (excluding the final coupon payment). The volatility of and the correlation among the underlying indices are important factors affecting these risks. Greater expected volatility of, and lower expected correlation among, the underlying indices as of the pricing date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the pricing date that the final index level of the worst performing underlying index will be less than its downside threshold level, such that you will suffer a substantial loss of principal at maturity.

June 2021	PS-8

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying index. The coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying index, as well as all the other risks of the securities. That compensation may be less than you currently anticipate. The coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying index, but also for all of the other risks of the securities, including the risk that the securities may be redeemed by us beginning approximately three months after the issue date, interest rate risk and our and/or Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying index.

▪	We may redeem the securities at our option, which will limit your ability to receive the coupon payments. We may redeem the securities on any potential redemption date upon not less than three business days’ notice. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related coupon payment. Thus, the term of the securities may be limited to as short as three months. If we redeem the securities prior to maturity, you will not receive any additional coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlying indices are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlying indices are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the worst performing underlying index, but no upside exposure to the underlying indices. You will not participate in any appreciation in the level of any of the underlying indices over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments you receive and may be significantly less than the return on the underlying indices over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying indices or the stocks included in the underlying indices over the term of the securities.

▪	The performance of the securities will depend on the closing levels of the underlying indices solely on the valuation date, which makes the securities particularly sensitive to the volatility of the underlying indices. If the securities are not redeemed by us prior to maturity, what you receive at maturity will depend solely on the closing level of the worst performing underlying index on the valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing levels of the underlying indices on only one date, the securities will be particularly sensitive to volatility in the closing levels of the underlying indices. You should understand that all of the underlying indices have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

June 2021	PS-9

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying indices, dividend yields on the stocks included in the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks included in the underlying indices, the correlation among the underlying indices, dividend yields on the stocks included in the underlying indices, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Changes that affect the underlying indices may affect the value of your securities. The sponsors of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® may add, delete or substitute the stocks that constitute those indices or make

June 2021	PS-10

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

other methodological changes that could affect the levels of those indices. We are not affiliated with any such index sponsor and, accordingly, we have no control over any changes any such index sponsor may make. Such changes could be made at any time and could adversely affect the performance of the underlying indices and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of any underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates’ may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	The level of an underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks included in the underlying indices and other financial instruments related to the underlying indices or the stocks included in the underlying indices and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the underlying indices and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying indices, including extending loans to, making equity investments in or providing advisory services to such companies. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

June 2021	PS-11

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on June 11, 2021 was 2,335.808.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 3, 2011 to June 11, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2011 to June 11, 2021

* The red line indicates the downside threshold level with respect to the Russell 2000® Index of 1,401.485, equal to 60.00% of the closing level of the Russell 2000® Index on June 11, 2021.

June 2021	PS-12

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on June 11, 2021 was 4,247.44.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 3, 2011 to June 11, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 3, 2011 to June 11, 2021

* The red line indicates the downside threshold level with respect to the S&P 500® Index of 2,548.464, equal to 60.00% of the closing level of the S&P 500® Index on June 11, 2021.

June 2021	PS-13

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc. The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of Nasdaq, Inc. and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®.

Historical Information

The closing level of the Nasdaq-100 Index® on June 11, 2021 was 13,998.30.

The graph below shows the closing levels of the Nasdaq-100 Index® for each day such level was available from January 3, 2011 to June 11, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Nasdaq-100 Index® as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Levels January 3, 2011 to June 11, 2021

* The red line indicates the downside threshold level with respect to the Nasdaq-100 Index® of 8,398.980, equal to 60.00% of the closing level of the Nasdaq-100 Index® on June 11, 2021.

June 2021	PS-14

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 15.13% of each coupon payment as interest on the Deposit and 84.87% as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

June 2021	PS-15

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $12.50 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $10.00 for each $1,000 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $2.50 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in

June 2021	PS-16

Citigroup Global Markets Holdings Inc.
8,100 Callable Fixed Income Securities Due June 14, 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index® Principal at Risk Securities

accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2021	PS-17